EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the " Agreement") dated as of September 30, 2024 (the "Effective Date"), is made by and between Coastal Community Bank (the "Bank"), a wholly owned subsidiary of Coastal Financial Corporation (the "Holding Company") and Brian Hamilton, an individual (the " Executive").

RECITALS

WHEREAS, the Bank desires to hire the Executive to serve as President of CCBX, the FinTech and banking-as-a-service division of the Bank ("CCBX"), and the Executive desires to accept an offer of employment to serve as President of CCBX; and

WHEREAS, the parties desire to enter into an employment relationship on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows.

1.    POSITION.

During the period of the Executive's employment hereunder, the Executive agrees to serve as President of CCBX.

2.    TERM AND DUTIES.

(a)    The term of this Agreement shall commence as of the Effective Date and shall continue until the fourth (4th) anniversary of the Effective Date (the " Initial Term"). The Agreement will renew automatically for additional, successive twelve (12) month periods (each, a "Renewal Term", and collectively with the Initial Term, the "Term") unless the Executive, on the one hand, or the Bank, on the other hand, delivers notice of intent not to renew at least ninety (90) days prior to the applicable renewal date. The Term may be terminated in accordance with Sections 4 and 5.

(b)    During the period of the Executive's employment hereunder, except for periods of absence occasioned by illness, vacation periods, and approved leaves of absence, the Executive shall devote all of the Executive's business time, attention, skill, and efforts to the faithful performance of the Executive's duties hereunder, including the operation and management of CCBX. The duties of the Executive shall be as directed by the Chief Executive Officer of the Bank (the "CEO").
3.    COMPENSATION AND REIMBURSEMENT.

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(a)    The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties as President described in Sections 1 and 2. The Bank shall pay the Executive as compensation a base salary of a rate of Four Hundred Seventy Thousand & No/100 Dollars ($470,000.00) per year ("Base Salary"), less deductions and withholdings. Such Base Salary shall be payable in accordance with the customary payroll practices of the Bank, and shall commence on the Effective Date. Beginning in 2025 (for potential increase in 2026) the CEO shall review the Executive's Base Salary at least annually and may recommend an increase, but not a decrease, to the Executive's Base Salary and may present such recommendation to the Compensation Committee of the Board of Directors of the Holding Company (the "Committee"). The Committee shall review and either approve or reject any such increase recommended by the CEO. Any increase in salary after the Effective Date shall constitute the Base Salary for purposes of this Agreement. For purposes of this Agreement, any decisions, duties, and actions specified for the Committee may be taken or fulfilled by the Board of Directors of the Holding Company and/ or the Bank or such other committee that may be established by the Board of Directors of the Holding Company or the Bank, as applicable.

(b)    During the Term, the Executive shall be eligible to participate in the Bank's annual cash incentive plan similar to that offered to other senior executives, with award opportunities based upon the achievement of performance goals in relationship to objective and subjective defined targets as established from year to year by the CEO and approved by the Committee (the "Annual Bonus"). Determinations regarding the Executive's performance against established objectives shall be in the discretion of the Committee.

(c)    During the Term, the Executive shall be eligible to receive equity incentive awards under the Holding Company's 2018 Omnibus Incentive Plan, as amended, or any successor plan (the "2018 Incentive Plan"), with award opportunities based upon his continued service and/ or the achievement of performance goals in relationship to objective and subjective defined targets as established by the CEO and approved by the Committee. Determinations regarding the Executive's performance against established objectives shall be in the sole discretion of the Committee. The parties agree and intend that all payments or awards under this Section 3(c) shall be pursuant to a "bona fide deferred compensation plan or arrangement," as that term is defined under 12 C.F.R.
§ 359.l(d), and (f)(2)(iii).

(d)    In addition to the incentive compensation opportunities provided under Section 3(b) and Section 3(c), the Executive shall also be eligible to participate in or receive benefits under any employee benefit plan including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, life insurance, health insurance, or any other employee benefit plan or arrangement made available by the Bank currently or in the future to its senior executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. The Bank reserves the right to amend or terminate its plans and programs at any time, or to change the portion of the cost of coverage that the Bank pays. The parties agree and

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intend that all payments or awards under this Section 3(d) shall be pursuant to a "benefit plan," as that term is defined under 12 C.F.R.
§ 359.l(c), and (f)(2)(ii).

(e)    The Bank will reimburse the Executive for reasonable, business-related travel and entertainment expenses upon the presentation of appropriate receipts, in accordance with the Bank's reimbursement policies and procedures. The Bank shall reimburse the Executive for reasonable expenses for the Executive and the Executive's spouse to attend industry-related meetings, including registration fees and travel expenses, in accordance with budgetary constraints.

(f)    The Bank will provide the Executive with a cellular telephone and laptop computer and mobile and home data connections in accordance with the Bank's internal IT policy (this amount is estimated to be approximately $200 per month of reimbursement to the Executive at the time of execution of this Agreement).

(g)    The Executive will be entitled to five (5) weeks' paid vacation annually.

(h)    The Bank will provide the Executive with a taxable monthly housing allowance of $5,000.00 (or such other amount as may be approved by the Committee from time to time); provided, that the Executive will only be entitled to receive this housing allowance in the event the Executive either (i) purchases, leases, rents, or otherwise makes payments for, and during the applicable calendar month continues to make payments for, a house, apartment, condominium, or other domicile within twenty (20) miles of the headquarters of the Bank and the Executive does not rent out or sublet such domicile, or
(ii) pays for temporary lodging (including hotels, Airbnbs, or VRBOs) within twenty (20) miles of the headquarters of the Bank not less than ten (10) nights in the applicable calendar month.

(i)    The Bank shall provide the Executive with a taxable monthly auto allowance of $850 ( or such other amount as may be approved by the Committee from time to time), unless the Bank elects to provide the Executive with a Bank owned or leased vehicle, in which case the Bank will pay or reimburse the Executive for all expenses of insurance, registration, operation and maintenance of such Bank owned or leased vehicle.

(j)    The Bank shall reimburse the Executive up to $400.00 per month (or such other amount as may be approved by the Committee from time to time) toward the premium for a life insurance policy on the life of the Executive payable to the Executive's designated beneficiary.

(k) The Bank shall furnish payments for reasonable annual dues for industry certifications (including payment for continuing education requirements associated with such certifications), associations, and memberships.

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4.    TERMINATION OF EMPLOYMENT.

(a)    Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death. If the Bank determines in good faith that a Disability (as defined in Section 5(i)(iii) below) of the Executive has occurred during the Term, the Bank may give to the Executive written notice of intention to terminate the Executive's employment. In such event, the Executive's employment with the Bank shall terminate effective on the thirtieth (30) day after receipt by the Executive of such written notice, provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties.

(b)    Termination by the Bank. The Bank may terminate the Executive's employment during the Term, with or without Cause (as defined in Section 5(i)() below), immediately on written notice to the Executive if with Cause or after thirty (30) days' written notice if without Cause.

(c)    Termination by the Executive.

(i)    Termination Without Good Reason. The Executive's employment may be terminated by the Executive for any reason or no reason by delivering a Notice of Termination (as defined in Section 4(d) below) to the Bank at least ninety
(90) days prior to the desired termination date. During such notice period, and at the sole discretion of the Bank, the Executive may be relieved of all duties or prohibited from physically working at the Bank's offices so long as the Executive continues to be paid the Executive's Base Salary and receive any other amounts owed under this Agreement during such notice period.

(ii)    Termination With Good Reason. If an event constituting Good Reason (as defined in Section 5()(iv) below) occurs during the Term, the Executive may, at any time within the sixty (60) day period following the initial occurrence of such event, provide a Notice of Termination specifying the event of Good Reason and notifying the Bank of the Executive's intention to terminate the Executive's employment the Bank. If the Bank fails to correct the event of Good Reason within thirty (30) days following receipt of the Executive's Notice of Termination (the "Cure Period") the Executive may terminate employment the Bank for Good Reason within fifteen (15) days after the end of the Cure Period. If
(i) the Bank corrects the event of Good Reason and provides the Executive with notice of such correction within the Cure Period, or (ii) the Executive does not comply with the 60-day notice requirement or 15-day termination requirement described in this paragraph, Good Reason shall be deemed not to have occurred.

(d)    Notice of Termination. Any purported termination shall be communicated by a Notice of Termination by the Executive to the Bank, or by the Bank to the Executive,

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as applicable. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and, if applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

5.    OBLIGATIONS OF THE BANK UPON TERMINATION.

(a)    Termination for Cause; Resignation Other Than for Good Reason or Disability; Expiration. If during the Term, (i) the Bank terminates the Executive's employment for Cause, (ii) the Executive terminates the Executive's employment for any reason other than Good Reason or Disability, or (iii) if the Executive's employment terminates because the Term is not renewed and expires, the Bank shall have no further obligations to the Executive or the Executive's legal representatives, other than to pay the Executive or the Executive's legal representatives (1) the unpaid Base Salary earned by the Executive through the effective date of the Executive's termination of employment with the Bank (the "Termination Date") and any vacation pay, expense reimbursements and cash entitlements accrued by the Executive that are payable pursuant to the Bank's policies as of such date, which payment shall be made within ten (10) days of termination (subject to receipt of required substantiation, as applicable) or earlier if required by law, and (2) any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, contract or agreement of the Bank and its affiliated companies and in accordance with the terms thereof, including, but not limited to, any amounts payable under any deferred compensation arrangements or agreements between the Executive and the Holding Company or the Bank, or other benefit plans, in accordance with the terms of such plans, programs, policies, contract, or agreement (clauses (1) and (2), collectively, the " Accrued Benefits"). In the event of the Executive's death prior to payment of the Accrued Benefits, such payments and benefits shall be provided to the Executive's estate or beneficiary.

(b)    Without Cause or for Good Reason. If, during the Term and prior to a Change in Control (as defined in Section 5(i)(ii) below) or more than one year after a Change in Control, the Bank terminates the Executive's employment without Cause or the Executive terminates the Executive's employment for Good Reason, the Executive shall be entitled to receive the payments and benefits set forth in this Section 5(b), which shall be paid to the Executive or, after the Executive's death, to the Executive's estate or beneficiary, as applicable, as follows:

(i)    The Bank shall pay the Executive the Accrued Benefits as described in Section 5(a) above.
(ii)    The Bank shall pay the Executive an amount in cash equal to one (1) year of the Executive's Base Salary as then in effect (the "Severance Amount"). Such Severance Amount shall be payable in substantially equal monthly installments over one (1) year following the Termination Date, except that the first payment shall be made on the sixtieth (60th) day following the Termination Date and shall include all installments

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that would have been paid earlier had the installment stream commenced immediately following the Termination Date.

(iii)    The Bank shall pay the Executive an amount equal to the product of
(A) the Annual Bonus, if any, that the Executive would have earned for the calendar year in which the Termination Date occurs based on achievement of the applicable performance goals for such year at target and (B) a fraction, the numerator of which is the number of days the Executive was employed by the Bank during the year of termination and the denominator of which is the number of days in such year, in a lump sum in cash on the sixtieth (60th) day following the Termination Date.

(iv)    If the Executive timely and properly elects continued Bank-provided group health plan coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), the Bank shall reimburse the Executive in an amount equal to the monthly COBRA premium paid by the Executive for such coverage less the active employee premium for such coverage. The Executive shall be eligible to receive such reimbursement until the earliest of: (A) one (1) year following the Termination Date; (B) the date the Executive is no longer eligible to receive COBRA continuation coverage; or (C) the date on which the Executive either receives or becomes eligible to receive substantially similar coverage from another employer. If the Bank is unable to provide such reimbursement of health benefits as a result of applicable non-discrimination requirements, the Bank shall pay the Executive a monthly taxable amount equal to the reimbursement the Bank would have paid.

(v)    Any unvested and outstanding stock options, restricted stock units, and/ or other outstanding equity incentive compensation awards granted to the Executive on or after the Effective Date (other than as explicitly provided for in an award agreement) shall vest to the extent that such award would have vested within one year following the Termination Date based solely on the continued
employment of the Executive, effective as of the time the Release Agreement set forth in Section S(g) below becomes effective and irrevocable.

(c)    Disability. If during the Term, the Executive's employment terminates due to the Executive's Disability, the Executive shall be entitled to receive the payments and benefits set forth in this Section 5(c), which shall be paid to the Executive or, after the Executive's death, to the Executive's estate or beneficiary, as applicable, as follows:

(i)    The Bank shall pay the Executive Accrued Benefits as described in Section 5(a) above.

(ii)    The Bank shall pay the Executive an amount equal to one (1) year of the Executive's Base Salary in effect on the Termination Date less the amount paid under the Bank's long-term disability plan for the one (1) year period following the Termination

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Date, with such net amount paid as salary continuation in substantially equal installments over the one (1) year period following the Termination Date in accordance with the Bank's customary payroll practices regarding the payment of base salary to executives but no less frequently than monthly (i.e., as if the Executive were still employed and receiving Base Salary pursuant to Section 3(a) of this Agreement), except that the first payment shall be made on the sixtieth (60th) day following the Termination Date and shall include all installments that would have been paid earlier had the installment stream commenced immediately following the Termination Date.

(iii)    If the Executive timely and properly elects continued Bank-provided group health plan coverage pursuant to COBRA, the Bank shall reimburse the Executive in an amount equal to the monthly COBRA premium paid by the Executive for such coverage less the active employee premium for such coverage. The Executive shall be eligible to receive such reimbursement until the earliest of:
(A) one (1) year following the Termination Date; or (B) the date the Executive is no longer eligible to receive COBRA continuation coverage. If the Bank is unable to provide such reimbursement of health benefits as a result of applicable non- discrimination requirements, the Bank shall pay the Executive a monthly taxable amount equal to the reimbursement the Bank would have paid.

(iv)    Any unvested and outstanding stock options, restricted stock units, and/ or other outstanding equity incentive compensation awards granted to the Executive on or after the Effective Date (other than as explicitly provided for in an award agreement) shall vest to the extent that such award would have vested within one year following the Termination Date based solely on the continued employment of the Executive.
(d)    Death. If during the Term, the Executive's employment terminates due to the Executive's death, the Executive's estate or beneficiary shall be entitled to receive the payments and benefits set forth in this Section 5(d) as follows:

(i)    The Bank shall pay the Executive's estate or beneficiary the Accrued Benefits as described in Section 5(a) above.

(ii)    If the Executive's surviving spouse timely and properly elects continued Bank-provided group health plan coverage pursuant to COBRA, the Bank shall reimburse the Executive's surviving spouse and covered dependents in an amount equal to the monthly COBRA premium paid by the Executive's surviving spouse for such coverage less the active employee premium for such coverage. The Executive's surviving spouse shall be eligible to receive such reimbursement until the earliest of: (A) twelve (12) months following the Executive's death; or (B) the date the spouse is no longer eligible to receive COBRA continuation coverage. If the Bank is unable to provide such reimbursement of health benefits as a result of applicable non-discrimination requirements, the Bank shall pay a monthly taxable amount equal to the reimbursement the Bank would have paid.

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(iii)    Any unvested and outstanding stock options, restricted stock units, and/ or other outstanding equity incentive compensation awards granted to the Executive on or after the Effective date (other than as explicitly provided for in an award agreement) shall vest to the extent that such award would have vested within one year following the Termination Date based solely on the continued employment of the Executive.

(e)    Without Cause or for Good Reason Following a Change in Control. If during the Term and within one (1) year following a Change in Control, the Bank terminate the Executive's employment without Cause or the Executive terminates the Executive's employment for Good Reason, the Executive shall be entitled to receive the payments and benefits set forth in this Section 5(e) in lieu of the payments and benefits set forth in Section 5(b), which shall be paid to the Executive or, after the Executive's death, to the Executive's estate or beneficiary, as applicable, as follows:

(i)    The Bank shall pay the Executive the Accrued Benefits as described in Section 5(a) above.

(ii)    The Bank shall pay the Executive an amount (the "CIC Severance Amount") in cash equal to two (2) times the sum of (A) the Executive's Base Salary as then in effect, and (B) the cash Annual Bonus earned by the Executive for the year prior to the year in which the Change in Control occurs in a lump sum on the sixtieth (60th) day following the Termination Date.
(iii)    Within sixty (60) days following the Termination Date, the Bank shall pay to the Executive a single lump sum payment in an amount equal to twenty-four (24) times the Bank's monthly COBRA charge in effect on the Termination Date for the type of Bank-provided group health plan coverage in effect for the Executive (e.g., family coverage) on the Termination Date less the active employee charge for such coverage in effect on the Termination Date.

(iv)    The Executive will be vested in full with respect to all of the Executive's unvested stock options, restricted stock units, and/ or other equity incentive compensation awards previously granted to the Executive (other than as explicitly provided for in an award agreement) that would have vested based solely on the continued employment of the Executive, effective as of the time the Release Agreement set forth in Section S(g) below becomes effective and irrevocable.

(f)    Entitlement to Benefits. Except as otherwise provided in this Agreement, upon termination of the Executive's employment, the Executive shall be entitled to all vested benefits, vested stock-based awards in accordance with their terms, accrued and unused vacation, return of personal effects, COBRA rights and other rights that may not be waived or released as a matter of law, in addition to any other sums, benefits, or rights which are provided for in this Agreement.

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(g)    Release of Claims. Notwithstanding anything herein to the contrary, the Bank shall be obligated to provide the payments and benefits described in Sections 5(b)(ii) through 5(b)(v) and Sections S(e)(ii) through 5(e)(iv) only if within forty-five (45) days after the Termination Date the Executive shall have executed a full release of claims covering all claims relating to the Executive's employment and termination of employment (the "Release Agreement") and such Release Agreement shall not have been revoked within the revocation period specified in the Release Agreement (a copy of the agreed form of the Release Agreement is attached hereto as Exhibit A); provided, however, that if the maximum period in which the Executive has to execute and revoke the Release Agreement would extend into the calendar year following the year of termination (the "Following Year"), then any termination payment which is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the"Code"), will be paid beginning no later than fourteen (14) days after the later of (i) the first day of the Following Year or (ii) the date on which the Executive has executed and not revoked the Release Agreement. The Release Agreement shall contain exceptions to the release for (a) any existing right to indemnification, contribution, and a defense, (b) any directors and officers and general liability insurance coverage of the Executive, (c) the Executive's rights as a shareholder, (d) all vested rights of the Executive, (e) the Executive's right to enforce this Agreement, and (f) any rights which cannot be waived or released as a matter of law.
(h)    The Executive's Obligations. Payment of the Severance Amount and the other benefits described in Sections S(b)(ii) through 5(b)(v), payment of the CIC Severance Amount and the other benefits described in Sections S(e)(ii) through S(e)(iv), as applicable, shall be conditioned upon the Executive's ongoing compliance with the obligations set forth in Section 6.

(i)    Definitions of Terms.

(i)    Cause. "Cause" shall exist if there is (a) a material neglect by the Executive of the Executive's assigned duties, which includes but is not limited to any failure to follow the written direction of the CEO and/ or the Boards of Directors of the Holding Company and/ or the Bank, as applicable or to comply with the Holding Company and Bank's code of ethics or written policies, or repeated refusal by the Executive to perform the Executive's assigned duties, in each case other than by reason of Disability, provided that Cause shall not exist if such failure or refusal, if curable, is cured by the Executive within 30 days following receipt of written notice of such failure or refusal from the Boards of Directors of the Holding Company and/ or the Bank, as applicable; (b) the commission by the Executive of any act of fraud or embezzlement against the Holding Company, the Bank or any of their affiliates or the commission of any felony or act involving dishonesty; (c) the commission by the Executive of any breach of fiduciary duty or act of moral turpitude which causes harm to the Holding Company, the Bank or any of their affiliates; (d) a material breach by the Executive of the terms of this Agreement or any other confidentiality, non- disclosure, or restrictive covenant agreement of the Executive with the Holding Company and/or the Bank; (e) the Executive's commencement of employment with another company that is a competitor of the Holding Company or the Bank while the Executive is an employee of the Holding Company and the Bank without the prior consent

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of the Boards of Directors of the Holding Company and the Bank; or(£) a final cease and desist order issued against the Executive directly.

(ii)    Change in Control. "Change in Control" means a change in control as defined in Section 409A of the Code and the rules, regulations and guidance promulgated thereunder and issued by the Department of the Treasury, including the occurrence of any one or more of the following events:

(A)    Merger. The Holding Company merges into or consolidates with another entity, or merges another entity into the Holding Company and, as a result, less than a majority of the combined voting power of the resulting entity or, if applicable, the ultimate parent thereof, immediately after the merger or consolidation is held by persons who were stockholders of the Holding Company immediately before the merger or consolidation;
(B)    Acquisition of Significant Share Ownership. The acquisition by any person (within the meaning of Section 13(d) of the Securities Exchange Act, as amended), other than any employee benefit plan or trust maintained by the Holding Company, of fifty percent (50%) or more of the combined voting power entitled to vote generally in the election of directors of the Holding Company's then outstanding voting securities;

(C)    Change in Board Composition. During any period of two consecutive years, individuals who constitute the Holding Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Holding Company's Board of Directors; provided, however, that for purposes of this clause (C), each director who is first elected by the Board of Directors (or first nominated by the Board of Directors for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period, including for purposes of this proviso; or

(D)    Sale of Assets. A sale, transfer, or other disposition of all or substantially all of the assets of the Holding Company which is consummated and immediately following which the persons who were the owners of the Holding Company immediately prior to such sale, transfer, or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership immediately prior to the sale, transfer, or disposition, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of (i) the entity or entities to which such assets or ownership interest are sold or transferred or (ii) an entity that, directly or indirectly, owns more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entities described in clause (i).

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(iii)    Disability. "Disability" means a determination by the Social Security Administration of the Executive's inability to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(iv)    Good Reason. "Good Reason" means the occurrence of any of the following during the Term without the express prior written consent of the Executive: (a) there is a material change in the geographic location at which the Executive must perform the Executive's services hereunder; i.e., relocation of the principal executive offices to a location outside Snohomish, King, and Skagit
Counties; (b) there is a material reduction by the Bank in the Executive's responsibilities, duties, authority, title or reporting relationship; or (c) there is a material reduction in the Executive's Base Salary (as defined or subsequently increased pursuant to Section 3(a)) or a failure by the Bank to pay or provide to the Executive any material compensation or benefits due under the terms of this Agreement or any other agreement with the Bank. The Executive shall not have Good Reason on account of being relieved of his duties during a notice period as permitted under this Agreement or if the Executive is placed on a paid leave not to exceed sixty (60) days, during which compensation and benefits are provided, so that the Board may investigate, in good faith, whether a Cause event has occurred.

(v)    To the extent any definition herein differs in a material way from the definitions of the same term in other agreements relating to the Executive's employment or benefits, the definitions herein shall control.

6.    CONFIDENTIALITY AND RESTRICTIVE COVENANTS.

(a)    Return of Assets. Upon cessation of the Executive's employment, or as otherwise reasonably requested by the Bank, the Executive shall return to the Bank all documents, information and other property of the Bank or of any Affiliate that is in the Executive's possession or control, including but not limited to documents and files (whether paper or electronic); keys, passes and key cards; and computers, portable hard drives, and other office equipment. Upon cessation of the Executive's employment, the Executive shall cooperate with the Bank to transfer possession of an automobile owned or leased by the Bank and used by the Executive during the Term.

(b)    Confidentiality. The Executive agrees that, during the Term and at all times thereafter, the Executive will not disclose, nor will the Executive use for the benefit of the Executive or any other person, any of the non-public information regarding the business of the Holding Company, Bank or any Affiliate to which the Executive was entrusted with access during the Executive's employment (the "Confidential Information"), including but not limited to: (a) customer information, including customer lists and other nonpublic information regarding customers, such as customer contact information; contract terms; customer files; information

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regarding customer history, needs and preferences; and information designated by customers to be kept confidential; (b) financial information, such as financial plans and earnings and other performance figures; cost and profitability information; and pricing; (c) strategies, marketing and other strategic plans; and (d) personnel files and information. Confidential Information does not include any information that is, or becomes, in the public domain through no disclosure or other action (whether direct or indirect) by the Executive. The obligations in this Section 6(b) with respect to a particular piece of Confidential Information shall remain in effect until that piece of information enters the public domain through no breach of contract, duty, or other obligation. The Executive will not, during the Term and at all times thereafter, disclose any knowledge of the past, present, planned, or considered business activities of the Holding Company, the Bank, or Affiliates to any person, firm, corporation or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/ or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Holding Company and the Bank Nothing in this Agreement prohibits the Executive from (1) making any disclosure or communication required or protected by law or (2) reporting possible violations of law to a governmental agency or entity. The Executive is not required to notify, or seek authorization from, the Bank if the Executive makes such reports. In addition, the Executive understands that the Executive may be entitled to immunity from liability under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b) for certain disclosures of trade secrets, provided that such disclosure
(A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and the Executive does not disclose the trade secret except pursuant to court order.

(c)    Non-Competition. During the Term and, subject to the final paragraph of this Section 6(c), for a period of twelve (12) months following the Termination Date, the Executive covenants not to directly or indirectly engage in any of the following activities within the Restricted Area (as defined in Section 6(f)(ii) below):

(i)    compete with the Holding Company, the Bank, or any Affiliate;

(ii)    work for a sponsor bank, issuing bank or bank of record that competes with the Holding Company, the Bank, or any Affiliate within the "banking as a service" ("BaaS") field;

(iii)    work for or advise, consult, or otherwise provide services to, any federally insured financial institution or credit union whose business materially competes, or who is planning or preparing to compete, with the depository, lending, BaaS, or other current or reasonably foreseeable business activities of the Holding Company, the Bank or any Affiliate; provided, that the Executive;

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(iv)    provide services, in either a paid or unpaid capacity, to any individual, entity or group proposing, planning, or preparing to establish a new bank or other financial institution; or

(v)    provide, or assist in the provision of, Restricted Services to any Restricted Customer (as defined respectively in Sections 6(f)(v) and 6(f)(iii) below).
The restrictions in this Section 6(c) will apply following the Term if the Executive's employment is not terminated for any reason prior to May 1s,2025 and (1) the Executive becomes eligible for the severance payments and benefits described in Sections 5(b)(ii) through 5(b)(v) or Sections 5(e)(ii) through 5(e)(iv) or (2) the Bank elects within sixty (60) days after the Termination Date that the restrictions will apply and the Executive will receive salary continuation for twelve (12) months following the end of the Term (the first payment of which shall be made on the sixtieth (60th) day following the Termination Date and shall include all installments that would have been paid earlier had the installment stream commenced immediately following the Termination Date), the bonus described in Section 5(b)(iii), and the health benefits described in Section 5(b)(iv); provided, however, that if the Termination Date occurs within one (1) year following a Change in Control, any amounts payable under this clause shall be paid in lump sum on the sixtieth (60th) day following the Termination Date. Payments of the amounts described in this paragraph shall be conditioned upon the Executive's ongoing compliance with the obligations set forth in Section 6, and, for the avoidance of doubt, in the event that the Executive fails to comply with such obligations and payments cease, the restrictions in this Section 6(c) shall remain effective.

(d)    Non-Solicitation. During the Term and for a period of twelve (12) months following the Termination Date, the Executive will not, directly or indirectly, do the following, nor shall the Executive assist, encourage or advise any other person or entity to do the following:

(i)    solicit, or induce, any Restricted Customer to cease doing business with the Holding Company, the Bank or any Affiliate, or otherwise interfere with the relationship between a Restricted Customer and the Holding Company, the Bank, or any Affiliate;

(ii)    recruit, hire, or employ any Restricted Person (provided, that the Executive may hire or employ, but not recruit, any Restricted Person who voluntarily terminates their employment with the Bank and/ or the Holding Company beginning six (6) months, rather than twelve (12) months, following the Termination Date);

(iii)    solicit, advise, encourage, or induce any Restricted Person to terminate such Restricted Person's engagement with the Holding Company, the Bank, or any Affiliate.

(e)    Non-Disparagement. During the Term and at all times thereafter, the Executive shall not, and will not encourage or assist others to, in verbal, written or any other form in any medium (including, but not limited to, television or radio, newspapers, magazines, computer

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networks, social media, or bulletin boards, statements to the media, or any other form of communication), make false statements about, disparage, defame, impugn, or otherwise damage or assail the reputation, integrity, or professionalism of the Holding Company, the Bank, or any Affiliate, or any of their respective directors, officers, employees, representatives, businesses, products, services, or activities. During the Term and at all times thereafter, the Bank shall instruct its respective executive officers and directors to not, and to not encourage or assist others to, in verbal, written or any other form in any medium (including, but not limited to, television or radio, newspapers, magazines, computer networks, social media, or bulletin boards, statements to the media, or any other form of communication), make false statements about, disparage, defame, impugn, or otherwise damage or assail the reputation, integrity or professionalism of the Executive. However, nothing in this Section 6(e) shall be deemed to preclude any person or entity subject to this Section 6(e) from providing truthful testimony or information pursuant to a validly issued subpoena or court order. Additionally, nothing in this Section 6(e) shall prohibit the Bank, or any of their respective officers, directors, or employees from: (i) defending any legal or arbitral action brought against the Bank, or any of its Affiliates, or any of their respective officers, directors, or employees; (ii) accurately completing and delivering performance reviews of the Executive; or (iii) ma king such disclosures to shareholders as are required by law and consistent with applicable fiduciary responsibilities.

(f)    Definitions. The following terms have the meanings assigned below:

(i)    "Affiliate" as used in this Agreement means any subsidiary or parent company of the Holding Company or the Bank.

(ii)    "Restricted Area" means each county in which the Holding Company, the Bank, or any Affiliate provides banking, depositary, lending and other services, which, as of the Effective Date, includes (1) Snohomish County, Washington, (2) Skagit County, Washington, (3) Island County, Washington, and
(4) King County, Washington, and in each case all geographic territory within; for purposes of the application of this Section 6 following the Termination Date, the Restricted Area shall be determined as of the Termination Date. Notwithstanding the foregoing, with respect to the BaaS business, the Restricted Area shall be the United States.

(iii)    "Restricted Customer" means any and all persons or entities who were customers of the Bank or who contracted with the Bank at any time during the last six (6) months of the Executive's employment.

(iv)    "Restricted Person" means any person who provided services to the Holding Company, the Bank, or an Affiliate as an employee, agent or independent contractor within the last six (6) months of the Executive's employment.

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(v)    "Restricted Services" means banking, financial and BaaS services of the type provided by the Holding Company, the Bank, and any Affiliate during the Executive's employment.

(g)    Acknowledgements. The Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Holding Company, the Bank, and their Affiliates, as they may exist from time to time, is a valuable, special, and unique asset of the business of the Bank. The Executive agrees that the Bank has provided new and independent consideration for the covenants contained in this Section 6, to which the Executive would not otherwise be entitled and the sufficiency of which the Executive recognizes and acknowledges. The Executive agrees that the length and scope of the covenants in Section 6 are necessary to protect the Bank's business and goodwill. In particular, the Executive agrees that the BaaS business of the Bank and its Affiliates has a nationwide geographic scope and that such business would be irreparably harmed if the Executive were to compete within that field anywhere in the United States. The Executive represents that the Executive's experience and capabilities are such that the Executive can obtain employment in a business, engaged in other lines and/ or of a different nature than the Bank, and that the enforcement of the covenants herein will not prevent the Executive from earning a sufficient livelihood.

(h)    Remedies. The parties hereto, recognizing that irreparable injury will result to the Bank and its Affiliates, and their business and property in the event of the Executive's breach of this Section 6, agree that in the event of any such breach by the Executive, the Bank will be entitled, in addition to any other remedies and damages available, to temporary, preliminary, and post-trial injunctive relief to restrain the violation or threatened violation hereof by the Executive, the Executive's partners, agents, servants, employers, employees and all persons acting for or with the Executive, which may include (but is not limited to) restraining the Executive from rendering any services to any person, firm, corporation, other entity to whom knowledge of the past, present, planned, or considered business activities of the Holding Company, the Bank, or Affiliates, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank or its Affiliates from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Executive.

(i)    Tolling. In the event that the Executive is found to have breached any covenant in this Agreement, the time period provided for in that covenant shall be tolled (i.e., it will not run) for so long as the Executive is in violation of that covenant.

7.    EFFECT ON PRIOR AGREEMENTS.

This Agreement contains the entire understanding between the parties hereto and supersedes all prior discussions and agreements relating to the subject matter herein. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to the Executive without reference to this Agreement.

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8.    TAXES.

All compensation and benefits provided under this Agreement or otherwise by the Bank will be subject to applicable tax withholding.

9.    MANDATORY REDUCTION OF PAYMENTS IN CERTAIN EVENTS.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Bank or its Affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as "Payments") would, if paid, be subject to the excise tax imposed by Section 4999 of the Code, (the "Excise Tax"), then, prior to the making of any Payments to the Executive, a calculation shall be made comparing (i) the net after-tax benefit to the Executive of the Payments after payment by the Executive of the Excise Tax, to (ii) the net after-tax benefit to the Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the "Reduced Amount"). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments against the latest amounts to be paid and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, reducing the latest amounts to be paid first, as determined by a nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Bank, and the Executive (the "Determination Firm"). For purposes of this Section 9, present value shall be determined in good faith in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 9, the "Parachute Value" of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a "parachute payment" under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)    All determinations required to be made under this Section 9, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the Determination Firm which shall provide detailed supporting calculations to the Bank and the Executive within fifteen (15) business days after the receipt of notice from the
Executive that a Payment is due to be made, or such earlier time as is requested by the Bank. All fees and expenses of the Determination Firm shall be borne solely by the Bank. Any determination by the Determination Firm shall be binding upon the Bank and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial

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determination by the Determination Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to
Section 2(a). could have been made without the imposition of the Excise Tay ("Underpayment"), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

10.    COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)    It is the intent of the Bank that the payments and benefits provided under this Agreement shall be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Code ("Section 409A"). Specifically, any taxable benefits or payments provided under this Agreement are intended to be separate payments that qualify for the "short-term deferral" exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to maximum extent possible. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Bank shall not take any action that would be inconsistent with such intent; provided that in no event shall the Bank or its Affiliates be responsible for any 409A penalties that arise in connection with any amounts payable under this Agreement. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon the Executive.

(b)    If neither the "short-term deferral" nor the involuntary separation pay exceptions to Section 409A described above applies to a benefit, payment, or reimbursement under this Agreement, and such benefit, payment or reimbursement is not otherwise exempt from Section 409A, then notwithstanding any provision in this Agreement to the contrary, the remaining provisions of this Section 10 shall apply.

(i)    If the Executive is a "specified employee," within the meaning of Section 409A as determined under the Bank's or Holding Company's policy for identifying specified employees on the Termination Date, then to the extent required in order to comply with Section 409A of the Code, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a
"deferral of compensation" within the meaning of Section 409A of the Code, that are provided as a result of a "separation from service" within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such Termination Date shall be accumulated through and paid or provided (together with interest on the delayed amount at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the Termination Date) within30days after the first business day

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following the six(6) month anniversary of such Termination Date (or, if the Executive dies during such six month period, within thirty (30) days after the Executive's death).

(ii)    To the extent required to comply with Section 409A Code, any reimbursement of expenses pursuant to this Agreement, that will not be excluded from the Executive's income when received is subject to the following requirements: (1) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (2) the reimbursement of the eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (3) the right to reimbursement is not subject to liquidation or exchange for another benefit.

11.    NO ATTACHMENT; SUCCESSORS AND ASSIGNS.

(a)    Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b)    This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Bank and their respective successors and assigns. The Bank may assign this Agreement to any purchaser of all or substantially all of its assets without notice to or consent from the Executive. The Executive may not assign this Agreement.

12.    MODIFICATION AND WAIVER.

(a)    Except for the judicial or arbitral modification allowed by Section 13, this Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)    No term or condition of this Agreement shall be deemed to have been waived, nor there any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

13.    SEVERABILITY.

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If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part shall to the full extent consistent with law continue in full force and effect. If any one or more of the provisions contained in this Agreement shall for any reason be held by a court of competent jurisdiction or arbitrator to be excessively broad (for example as to temporal or geographic scope), that court or arbitrator shall construe, modify, limit, and enforce such provision to the extent allowed by applicable law as it then shall appear in such jurisdiction, without affecting the enforceability of any part of this Agreement in any jurisdiction or proceeding.

14.    HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

15.    GOVERNING LAW; VENUE AND JURISDICTION.

(a)    This Agreement shall be governed by the substantive laws and procedural provisions of the State of Washington, including, without limitation, its statutory and case law of privilege, unless otherwise specified herein; provided, however, that in the event of a conflict between the terms of this Agreement and any applicable federal or state law or regulation, the provisions of such law or regulation shall prevail.

(b)    If requested by the Bank, or the Executive, any unresolved controversy or claim arising from or related to this Agreement or breach hereof shall be resolved by use of mediation initially, and if that fails to resolve the matter, by arbitration. Mediation shall be in Seattle, Washington, before a mediator qualified in mediation of employment matters agreed upon by the parties. If the parties cannot agree on a single mediator, each party must select one mediator and those two mediators will select a third mediator. This third mediator will hear the dispute. There shall be only one mediator. The parties will use best efforts to obtain a mediator and complete the mediation within 30 days from the date of request for mediation. If the mediation has not been completed within 45 days from the date of request for mediation, any party may, by notice to all other parties and the American Arbitration Association (the "AAA"), forego mediation and move directly to arbitration under the AAA National Rules for the Resolution of Employment Disputes
(or under any other form of arbitration mutually acceptable to the parties); provided, however, that such arbitration shall be before one arbitrator, and shall be in Seattle, Washington. Also, by written agreement signed by the Bank and the Executive, the parties hereto may agree to forego mediation, may make any agreement regarding scheduling of the mediation or the arbitration process, discovery or hearing, which agreement shall be binding on the mediator or arbitrator, despite any AAA rule to the contrary. In any arbitration, if the Executive is the prevailing party, the Bank shall pay all reasonable attorney's fees of the Executive, as well as the expenses and administrative fees related to the arbitration. If the Bank is the prevailing party at the arbitration,

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each party shall pay its own attorney's fees and expenses and its share of the administrative fees and expenses related to the arbitration. Notwithstanding the foregoing provisions of this Section 15(b), (i) the parties are not required to arbitrate any issue for which injunctive relief is sought by any party hereto, (ii) all parties may seek injunctive relief in any federal or state court having jurisdiction located in Seattle, Washington, and (iii) claims of worker's compensation and unemployment compensation shall not be subject to arbitration under this Agreement. In rendering any decision as to any state law claims, Washington State law shall apply.

(c)    The parties irrevocably and unconditionally waive, to the fullest extent permitted by law, all rights to trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including without limitation, any counteraction or counterclaim, whether in contract, statute, tort (including, without limitation, negligence) or otherwise. This provision is a material inducement for the parties to enter into this Agreement.

16.    INDEMNIFICATION.

The Bank shall provide the Executive with coverage under a standard directors' and officers' liability insurance policy as is provided for the other directors and officers of the Holding Company and the Bank, at its expense, and hereby indemnifies the Executive to the fullest extent permitted under applicable Washington and federal law and the Articles of Incorporation and Bylaws of the Holding Company and the Bank against all expenses and liabilities reasonably incurred by the Executive in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of the Executive having been a director, officer, or both of the Holding Company or the Bank (whether or not the Executive continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgment, court costs and attorneys' fees and the cost of reasonable settlements.
17.    SUCCESSOR TO THE BANK.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally, to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

18.    REGULATORY REQUIREMENTS.

The parties agree that any payments contemplated pursuant to this Agreement are subject to and conditioned upon their compliance (if required) with the provisions of 12
U.S.C. § 1828(k) and implementing rules thereunder (including 12 C.F.R. Part 359) restricting certain "golden parachute and indemnification payments" as such laws and regulations may hereafter be amended from time to time (the "FDIC Compensation Restrictions"), and that

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notwithstanding any other provisions of the Agreement, the Bank shall in no case be obligated to make any payment to the Executive that would be impermissible under the FDIC Compensation Restrictions.

19.    CLAW BACK.

(a)    The Bank or its successors retain the legal right to demand the return of any "golden parachute" payments from the Executive in the event that it shall be determined, by legal process or by order of the Bank's or the Holding Company's federal regulator(s) that the Executive:

(i)    has committed any fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the Bank or the Holding Company that has had or is likely to have a material adverse effect on the Bank or the Holding Company; or

(ii)    is substantially responsible for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of the Bank, the Holding Company, or any FDIC insured depository institution subsidiary of the Holding Company; or

(iii)    has materially violated any applicable federal or state banking law or regulation that has had or is likely to have a material effect on the Bank or the Holding Company; or
(iv)    has violated or conspired to violate section 215, 656, 657, 1005, 1006,
1007, 1014, 1032, or 1344 of title 18 of the United States Code, or section 1341 or 1343 of such title affecting a federally insured financial institution as defined in title 18 of the United States Code.

(b)    The Bank and its successors-in-interest further retain the legal right to demand_ the return by the Executive of incentive compensation paid to the Executive within the twelve (12) months prior to such demand ( or any longer period of time required by applicable law) pursuant to the terms of any compensation "clawback" or recoupment policy of the Holding Company and/ or the Bank applicable to similarly- situated employees of the Holding Company or the Bank (as may be amended from time to time and as may hereafter be adopted) or required to comply with applicable law.

(c)    The Executive acknowledges and agrees that the Executive is subject to Executive Compensation Clawback Policy of the Holding Company that became effective as of October 2, 2023, as it may be amended from time to time (the "Clawback Policy"). The Executive agrees that any Covered Compensation (as defined in the Clawback Policy) and any Excess Compensation (as defined in the Clawback Policy) is subject to clawback by the Bank or its Affiliates in accordance with the Clawback Policy and, if required by the Clawback Policy, the

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Executive shall reimburse to the Bank or its Affiliates any Covered Compensation or Excess Compensation, as applicable, in accordance with the Clawback Policy.

(d)    No reduction, modification, limitation or clawback of payments or compensation pursuant to Section 18 or this Section 19, including reimbursement by the Executive of Covered Compensation or Excess Compensation, shall be a breach of this Agreement or the basis for Good Reason.

Signatures on following page
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or director, and the Executive has signed this Agreement, effective on the date first written above. This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party, will constitute a complete and fully executed original. All such fully executed original counterparts will collectively constitute a single agreement between the parties.

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